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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and "Selected Historical Consolidated Financial and Other Data" and to the use of our report dated March 14, 1997 (except for Note 1 "The Company" as to which the date is November 24, 1997 and Note 5 and Note 10, as to which the date is September 30, 1997, and Note 11, as to which the date is December 18, 1997), in the Registration Statement (Form S-4) and the related Prospectus of Concentric Network Corporation for the registration of $150 million of 12 3/4% Senior Notes due 2007.

                                          /s/ Ernst & Young LLP

San Jose, California
January 27, 1998